Exhibit 10.3

PLURALSIGHT, LLC

INCENTIVE UNIT PLAN

1.	GENERAL.

(a) Eligible Unit Award Recipients. The persons eligible to receive Unit Awards under this Plan are Employees and Consultants providing services to the Company.

(b) Available Unit Awards. The Plan provides for the grant of Incentive Units in the Company. All Incentive Units awarded under this Plan are intended to constitute “profits interests” within the meaning of IRS Revenue Procedures 1993-27 and 2001-43 and will constitute “Incentive Units” within the meaning of the LLC Agreement.

(c) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Unit Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Company through the granting of Unit Awards.

(d) Rules of Construction. Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the LLC Agreement.

2.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan.

(b) Powers of Board. Subject to the LLC Agreement, the Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the Persons eligible under the Plan shall be granted Unit Awards; (B) when and how each Unit Award shall be granted; (C) the provisions of each Unit Award granted (which need not be identical); (D) the number of Incentive Units with respect to which a Unit Award shall be granted to each such Person; (E) the Strike Price applicable to the Incentive Units granted under a Unit Award; (F) the fair market value of such Incentive Units for tax reporting and withholding purposes; and (G) the Redemption Price for Vested Redemption Units under Section 6(c) below.

(ii) To construe and interpret the Plan and the Offer Letters evidencing Unit Awards granted under the Plan, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Offer Letter evidencing a Unit Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Unit Award fully effective.

(iii) To settle all controversies regarding the Plan and Unit Awards and Incentive Units granted under it.

(iv) To accelerate in whole or in part the time at which a Unit Award vests in accordance with the Plan notwithstanding the provisions in the Unit Award stating the time at which it will vest, including in connection with a Sale of the Company.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Unit Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable. However, rights under any Unit Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(vii) To approve forms of Offer Letters evidencing Unit Awards for use under the Plan and to amend the terms of any one or more Offer Letters, including, but not limited to, amendments to provide terms more favorable than previously provided in the Offer Letter, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Offer Letter shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(viii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient under the Plan to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Offer Letters evidencing Unit Awards.

(c) Effect of Board’s Decision. All determinations, interpretations and constructions under or with respect to the Plan and Unit Awards made by the Board in good faith shall not be subject to review by any Person and shall be final, binding and conclusive on all persons.

3.	INCENTIVE UNITS SUBJECT TO THE PLAN.

(a) General. Subject to Section 8 relating to Capitalization Adjustments, the aggregate number of Incentive Units that may be issued pursuant to Unit Awards under this Plan shall not exceed 6,022,000 Incentive Units.

(b) Forfeitures. If any Incentive Units are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such Incentive Units in the Participant, then the Incentive Units which are forfeited shall revert to and again become available for issuance under the Plan.

(c) Source of Incentive Units. The Incentive Units issuable under the Plan shall be authorized but unissued or reacquired Incentive Units.

4.	ELIGIBILITY.

Unit Awards may be granted to Employees and Consultants of the Company. No Person shall have any right to receive a Unit Award unless the Unit Award is approved by the Board in its sole discretion and is evidenced by an executed Offer Letter in form acceptable to the Board. The Plan imposes no obligation on the Company or Board to treat Participants and/or potential Participants in an equivalent, consistent or comparable manner.

5.	UNIT AWARD PROVISIONS.

(a) General. Each Unit Award shall be evidenced by an Offer Letter in such form and containing such terms and conditions as the Board shall deem appropriate. The provisions of separate Offer Letters and Unit Awards need not be identical.

(b) Transferability of Unit Awards. No Unit Award or underlying Incentive Units may be transferred prior to vesting under the applicable Offer Letter, or in violation of the other restrictions on Transfer contained in the LLC Agreement, which restrictions are incorporated by reference herein. Any attempted Transfer of a Unit Award or underlying Incentive Units prior to vesting or in violation of the LLC Agreement shall be null and void.

(c) Vesting of Incentive Units Generally. The Incentive Units subject to a Unit Award shall be subject to such service-based and performance-based vesting conditions as are determined by the Board and set forth in the applicable Offer Letter. The vesting provisions of individual Unit Awards may vary.

(d) Forfeiture on Termination of Continuous Service. Except as otherwise provided in the applicable Offer Letter evidencing a Unit Award or other written agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates for any reason, whether voluntarily or involuntarily, with or without cause (including death), the Participant shall automatically forfeit all of the unvested Incentive Units underlying his or her Unit Award as of 12:01 am MST on the effective date of such termination of Continuous Service. Upon forfeiture, the Participant shall return to the Company any certificates representing his or her forfeited Incentive Units. A Participant shall not be entitled to any compensation, further distributions or other payment from the Company or any other Person for or with respect to his or her forfeited Incentive Units and shall automatically cease to be a member of the Company with respect to such forfeited Incentive Units.

(e) Escrow of Distributions on Unvested Incentive Units. Any “distributions” within the meaning of the LLC Agreement that the Company pays with respect to the Incentive Units underlying any Unit Award that have not yet vested (other than “Tax Distributions” as defined in Section 6.3 of the LLC Agreement) will be held in escrow by the Company or its designee in accordance with the LLC Agreement until: (i) vesting of the Incentive Units with respect to which such escrowed distributions were paid, in which case the escrowed distributions on the Incentive Units which have vested shall be promptly released from escrow and paid to the Participant; or (ii) forfeiture of the Incentive Units with respect to which such escrowed distributions were paid, in which case the escrowed distributions on the forfeited Incentive Units shall be distributed to the other members of the Company pursuant to the LLC Agreement.

(f) Relationship with LLC Agreement. All Incentive Units issued under the Plan shall be subject to the terms and conditions of the LLC Agreement, including without limitation all restrictions on Transfer of Units contained therein.

6.	COMPANY REDEMPTION RIGHT.

(a) General. Upon the occurrence of a Trigger Event with respect to any Participant to whom Incentive Units have been issued under this Plan, the Company shall have the option (the “Redemption Right”) at its election to redeem and repurchase from that Participant and, if applicable, from the Participant’s transferees (collectively the “Sellers”) all or any portion of the Vested Incentive Units issued to such Participant (the “Vested Redemption Units”) on the terms and conditions set forth in this Section 6.

(b) Election to Redeem. To exercise its Redemption Right, the Company must give a written notice of its election to redeem the Vested Redemption Units (a “Redemption Notice”) to the Seller (or if applicable Sellers) not later than 180 days after the Company receives written notice of the Trigger Event in question. The Redemption Notice shall specify (i) the number of Vested Redemption Units to be redeemed; (ii) the Redemption Price to be paid for those Vested Redemption Units, as determined under Section 6(c) below; and (iii) the closing date for the redemption, which shall be not less than 10 nor more than 30 days after the Redemption Notice is delivered to the Sellers. For purposes of this Section 6, if there is more than one Seller, delivery of the Redemption Notice to the affected Participant shall be deemed delivery of the Redemption Notice to all Sellers.

(c) Redemption Price. The price to be paid for each Vested Redemption Unit being redeemed under this Section 6 (the “Redemption Price”) shall equal the hypothetical amount that would have been distributed with respect to the Vested Redemption Unit in question under Sections 6.2 and 6.4 of the LLC Agreement (taking into account the Incentive Unit’s Strike Price) had the Company sold all of its business and assets for their fair market value (as determined by the Board in good faith) on the date of the Trigger Event, paid all of its liabilities on that date, and then distributed the remaining net proceeds from the deemed Sale of the Company to its Members in liquidation of the Company. For this purpose, the Board’s determination of fair market value of the Company’s business and assets shall conclusively be deemed to have been made in good faith if based upon an appraisal on the Company as an on-going concern obtained from a qualified independent appraiser selected by the Board.

(d) Closing of Redemption. At closing of the redemption of the Vested Redemption Units, each Seller shall sell, assign and transfer to the Company free and clear of all liens, pledges, encumbrances, options and other third-party interests, and the Company shall redeem and purchase from each Seller, all of the Seller’s right, title and interest in and to the Vested Redemption Units that the Company has timely elected to redeem. At closing:

(i) The Company shall pay to each Seller the applicable Redemption Price for Seller’s Vested Redemption Units being redeemed in the following manner. One third (1/3rd) of the Redemption Price shall be paid in cash-equivalent funds at closing. The balance of the Redemption Price shall be paid by delivery at closing of the Company’s unsecured promissory note in the principal amount of such deferred balance, which promissory note shall bear interest from the closing date at an annually compounding rate per annum equal to the “applicable federal rate” for short-term debt instruments under Code Section 1274 in effect for the month in which closing occurs. The deferred portion of the Redemption Price evidenced by the Company’s promissory note shall be paid in two equal annual installments of principal and accrued interest on each of the first and second anniversaries of the redemption closing date. The promissory note may be prepaid without penalty in whole or in part at any time.

(ii) The Sellers shall deliver to the Company such instruments of assignment, certificates representing Vested Redemption Units and other documents as the Company reasonably requests to affect the redemption. Those transfer documents shall contain such customary representations and warranties of authority, title and absence of liens and encumbrances, and otherwise be in such form, as the Company reasonably requests.

(e) Unvested Incentive Units. Nothing in this Section 6 shall be construed as affecting the forfeiture of Unvested Incentive Units or as entitling any Participant to any payment with respect to the forfeiture and cancellation of his or her Unvested Incentive Units.

7.	SALE OF THE COMPANY.

The Board shall have authority to provide in any applicable Award Agreement that the vesting of otherwise Unvested Incentive Units shall be accelerated in whole or in part upon a Sale of the Company (or at such earlier time as the Board shall determine).

8.	ADJUSTMENT OF UNITS.

In the event of a Capitalization Adjustment, the Board shall proportionately and appropriately adjust the maximum number and classes of membership units subject to the Plan pursuant to Section 3(a). The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

9.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated by the Board pursuant to Section 2 this Plan shall continue until January 1, 2023; provided that all Incentive Units shall automatically terminate immediately after a Sale of the Company. No Unit Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Unit Award granted while the Plan is in effect except with the written consent of the affected Participant.

10.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective as of January 1, 2013.

11.	CHOICE OF LAW.

The law of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

12.	MISCELLANEOUS.

(a) Company Action Constituting Grant of Unit Awards. Unless otherwise expressly provided in the Offer Letter evidencing a Unit Award, the grant by the Company of a Unit Award to any Participant shall be deemed completed as of the date the Offer Letter evidencing the Unit Award is executed by the Participant and delivered to the chief executive officer or president of the Company.

(b) Member Rights. Subject to the terms and conditions of the LLC Agreement, each Participant shall be deemed to be a member of the Company with respect to the Incentive Units underlying the Participant’s Unit Award from the date of grant of such Unit Award.

(c) No Employment or Other Service Rights. Nothing in the Plan, any Offer Letter evidencing a Unit Award or any other instrument executed thereunder or in connection with any Unit Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company in any capacity or shall negate or otherwise affect the right of the Company “at will” to terminate (i) the employment of an Employee with or without notice and with or without cause, or (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company, as the case may be. Without limiting the foregoing, no Participant shall have any right to remain an Employee or Consultant of the Company until his or her Incentive Units wholly or partially vest or until a Sale of the Company occurs, and no Participant shall have any cause of action, claim, or right to recover damages against the Company or its members, managers, officers, employees or agents as a result of any forfeiture of Incentive Units resulting from termination of his or her Continuous Service with the Company.

(d) Investment Assurances. The Company may require a Participant, as a condition of acquiring any Unit Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of the underlying Incentive Units; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Incentive Units for the Participant’s own account and not with any present intention of selling or otherwise distributing the Incentive Units. The Company may, upon advice of counsel to the Company, place legends on Incentive Unit certificates, if any, issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Incentive Units.

(e) Withholding Obligations. To the extent provided by the terms of an Offer Letter evidencing a Unit Award, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Unit Award by any of the following means, or by a combination of such means: (i) causing the Participant to tender a cash payment; or (ii) withholding from any compensation paid to the Participant by the Company.

(f) Exemption from Section 409A. The Unit Awards granted hereunder are intended to constitute restricted property exempt from the requirements of Section 409A of the Code. The Plan and Unit Awards shall be interpreted in accordance with that intent. Notwithstanding any provision of the Plan to the contrary, in the event that the Board determines that any Unit Award may be subject to Section 409A of the Code, the Board may adopt such amendments to the Plan and the applicable Unit Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Unit Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Unit Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(g) Section 83(b) Election. As a condition to receipt of a Unit Award, the Participant shall agree to timely file an election under Section 83(b) of the Code with respect to the Unit Award.

(h) Non-Contractual Duties. Neither the Company nor any of its members, managers, officers, employees or agents shall have any fiduciary or other non-contractual duties or obligations to Participants under or by virtue of this Plan, any Offer Letter or any Unit Awards made hereunder apart from or in excess of the limited fiduciary duties, if any, imposed on them as members, managers or officers of the Company by virtue of the LLC Agreement and the Act.

13.	DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Board” means the Board of Managers of the Company.

(b) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Incentive Units subject to the Plan or subject to any Unit Award after January 1, 2013 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, membership unit distribution or split, combination of membership units, exchange of membership units, change in Company structure or other transaction not involving the receipt of consideration by the Company).

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means Pluralsight, LLC, a Nevada limited liability company.

(e) “Consultant” means any person other than an Employee who (i) is engaged by the Company to render consulting or advisory services and is compensated for such services, or (ii) serves as a member of the Board, and is compensated for such services as a manager.

(f) “Continuous Service” means that the Participant’s service with the Company, whether as an Employee or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company as an Employee or Consultant, provided that there is no interruption or termination of the Participant’s service with the Company, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a Consultant of the Company shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Unit Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(g) “Employee” means any person employed by the Company of the Company.

(h) “Incentive Units” means “Incentive Units” as defined in the LLC Agreement.

(i) “LLC Agreement” means the Amended and Restated Operating Agreement of Pluralsight, LLC dated as of December 20, 2012, as amended from time to time.

(j) “Offer Letter” means a written letter agreement, approved by the Board, between the Company and a Participant evidencing the terms and conditions of a Unit Award under the Plan.

(k) “Participant” means a Person to whom a Unit Award or Incentive Units are granted pursuant to the Plan or, if applicable, any other Person who holds as a transferee an outstanding Unit Award or Incentive Units issued under the Plan.

(l) “Person” has the meaning set forth in the LLC Agreement.

(m) “Plan” means this Pluralsight, LLC Incentive Unit Plan.

(n) “Sale of the Company” has the meaning set forth in the LLC Agreement.

(o) “Securities Act” means the Securities Act of 1933, as amended.

(p) “Strike Price” has the meaning set forth in Section 18.2 of the LLC Agreement.

(q) “Transfer” has the meaning set forth in the LLC Agreement.

(r) “Trigger Event” means with respect to any Participant: (i) the death or permanent disability of a Participant; (ii) the termination for any reason of the Participant’s Continuous Service with the Company; (iii) any Transfer, whether voluntary or involuntary, of the Participant’s Incentive Units in violation of the applicable Offer Letter, this Plan or the LLC Agreement, including any impermissible Transfer resulting from or in connection with a domestic relations order or proceeding, or any bankruptcy-related proceeding, order or case; and (iv) any violation by a Participant of any confidentiality agreement, covenant not to compete, covenant not to solicit or other restrictive covenant in favor of the Company.

(s) “Unit Award” means a grant of Incentive Units to a Participant under the Plan.

(t) “Unvested Incentive Units” means Incentive Units that have not yet vested under the applicable Offer Letter and are not Vested Incentive Units.

(u) “Vested Incentive Units” has the meaning set forth in Section 18.1 of the LLC Agreement.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized Manager effective as of the 24th day of May, 2013.

PLURALSIGHT, LLC

By:	/s/ Aaron Skonnard
Name:	Aaron Skonnard
Title:	Manager

AMENDMENT NO. 1 TO

PLURALSIGHT, LLC

INCENTIVE UNIT PLAN

THIS AMENDMENT NO. 1 TO PLURALSIGHT, LLC INCENTIVE UNIT PLAN (this “Amendment”) is made and adopted effective as of the 28th day of February, 2014, by Pluralsight, LLC, a Nevada limited liability company (the “Company”).

WHEREAS, the Company maintains the Pluralsight, LLC Incentive Unit Plan (the “Plan”) for the benefit of its employees, managers and consultants; and

WHEREAS, it is necessary and desirable to amend the Plan to clarify certain provisions of the Plan; and

WHEREAS, pursuant to Section 2(b)(vi) of the, the Board of Managers of the Company (the “Board”) may amend the Plan in any respect the Board deems necessary or advisable; and

WHEREAS, the Board has approved and adopted this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) General. Subject to Section 8 relating to Capitalization Adjustments, the aggregate number of Incentive Units that may be issued pursuant to Unit Awards under this Plan shall not exceed 9,780,243 Incentive Units.”

Except as provided above, the original terms of the Plan are hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date first above written.

PLURALSIGHT, LLC

By:	/s/ Aaron Skonnard
Name: Aaron Skonnard
Title: Manager

AMENDMENT NO. 2 TO

PLURALSIGHT, LLC

INCENTIVE UNIT PLAN

THIS AMENDMENT NO. 2 TO PLURALSIGHT, LLC INCENTIVE UNIT PLAN (this “Amendment”) is made and adopted effective as of the 14th day of November, 2014, by Pluralsight, LLC, a Nevada limited liability company (the “Company”).

WHEREAS, the Company maintains the Pluralsight, LLC Incentive Unit Plan (the “Plan”) for the benefit of its employees, managers and consultants; and

WHEREAS, the Plan was previously amended on February 28, 2014; and

WHEREAS, on August 28, 2014, Pluralsight Holdings, LLC, a Delaware limited liability company (“Holdings”), was formed, and direct ownership of the Company by the various members thereto was consolidated at the Holdings level, with Holdings becoming the sole member and manager of the Company, and all membership units of the Company, including incentive units in the Company, becoming incentive units of Holdings; and

WHEREAS, it is necessary and desirable to amend the Plan to provide that the Plan now applies and pertains to Holdings; and

WHEREAS, pursuant to Section 2(b)(vi) of the, the Board of Managers of the Company (the “Board”) may amend the Plan in any respect the Board deems necessary or advisable; and

WHEREAS, the Board has approved and adopted this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The title of the Plan is amended and restated in its entirety to read “Pluralsight Holdings, LLC Incentive Unit Plan.”

2. The definition of “Company” in Section 13(d) is amended and restated in its entirety to read as follows:

“(d) ‘Company’ means Pluralsight Holdings, LLC, Delaware limited liability company.”

3. The definition of “LLC Agreement” in Section 13(i) is amended and restated in its entirety to read as follows:

“(i) ‘LLC Agreement’ means the Limited Liability Company Agreement of Pluralsight

Holdings, LLC dated as of September 18, 2014, as amended from time to time.”

4. The definition of “Plan” in Section 13(m) is amended and restated in its entirety to read as follows:

“(m) ‘Plan’ means this Pluralsight Holdings, LLC Incentive Unit Plan.”

5. For the avoidance of doubt, it is the intention of the Company that, as the result of the foregoing amendments, all references to the “Company” contained in the Plan shall be deemed to refer to Holdings, and all incentive units in the Company previously issued under the Plan will continue as incentive units in Holdings under the Plan. By its signature below, Holdings hereby assumes the Plan going forward.

Except as provided above, the original terms of the Plan are hereby ratified and confirmed in all respects.

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2

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date first above written.

PLURALSIGHT, LLC

By:	Pluralsight Holdings, LLC, a Delaware limited liability company
Its:	Manager

By:	/s/ Aaron Skonnard
Name: Aaron Skonnard
Title: Manager

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

PLURALSIGHT HOLDINGS, LLC

By:	/s/ Aaron Skonnard
Name: Aaron Skonnard
Title: Manager

Second Amendment to Incentive Unit Plan (Pluralsight Holding, LLC)